Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on the historical financial information of Walter Investment Management Corp., or Walter Investment or the Company, Reverse Mortgage Solutions, Inc. and its subsidiaries, or RMS, and the abbreviated financial information of Certain Servicing and Origination Operations of Residential Capital, LLC, or ResCap, and has been prepared to reflect the acquisition of RMS on November 1, 2012 by a wholly-owned subsidiary of Walter Investment and the acquisition of Certain Servicing and Origination Operations of ResCap, or the ResCap net assets, on January 31, 2013, collectively, the Acquisitions, the acquisition of Mortgage Servicing Rights, or MSR, assets, or the MSR Asset Purchase, as well as the equity and convertible debt offerings of October 2012, the refinancing of the secured credit facility in November 2012, and the expansion of the November 2012 secured credit facility in January 2013, collectively, the Transactions. The pro forma data in the unaudited pro forma condensed combined balance sheet as of December 31, 2012 assumes that the Transactions had occurred on December 31, 2012. The data in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 assumes that the Transactions had occurred on January 1, 2012. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisitions of RMS, the ResCap net assets, and the MSR Asset Purchase, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements, abbreviated financial statements and accompanying notes:

•	audited historical consolidated financial statements of Walter Investment for the year ended December 31, 2012, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	audited Statements of Assets to be Acquired and Liabilities Assumed and Statements of Revenues and Direct Operating Expenses of Certain Servicing and Origination Operations (a component of Residential Capital, LLC) as of December 31, 2012 and 2011 and for the three years in the period ended December 31, 2012 and the related notes included within this report as exhibit 99.2; and

•	audited consolidated balance sheet as of December 31, 2012 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from November 1, 2012 to December 31, 2012 and the consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from January 1, 2012 to October 31, 2012 for Reverse Mortgage Solutions, Inc. and Subsidiaries and related notes included within this report as exhibit 99.4.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Transactions been effective during the periods presented or the results that may be obtained by the combined company in the future. The unaudited pro forma condensed combined financial information as of and for the periods presented does not reflect future events that may occur after the Transactions, including, but not limited to, synergies or revenue enhancements arising from the Acquisitions. Future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2012

(in thousands)

	Historical		Pro Forma Adjustments
	Walter Investment	ResCap (Abbreviated)	Incremental Secured Credit Facility		MSR Asset Purchase		ResCap Acquisition		Pro Forma Condensed Combined
ASSETS		A
Cash and cash equivalents	$442,054	$—	$819,070	B	$(642,694)	C	$(492,025)	D	$126,405
Restricted cash and cash equivalents	653,338	—	—		—		—		653,338
Residential loans, net	8,200,532	—	—		—		—		8,200,532
Receivables, net	259,009	19,233	1,786	B	59	C	(13,286)	D	266,801
Servicer and protective advances, net	173,047	190,585	—		734,900	C	(4,344)	D	1,094,188
Servicing rights, net	242,712	276,324	—		495,714	C	(33,720)	D	981,030
Goodwill	580,378	—	—		—		48,966	D	629,344
Intangible assets, net	144,492	—	—		—		8,000	D	152,492
Premises and equipment, net	137,785	5,632	—		—		12,470	D	155,887
Other assets	144,830	—	5,326	B	—		—		150,156

Total assets	$10,978,177	$491,774	$826,182		$587,979		$(473,939)		$12,410,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities	$260,610	$43,075	$10,026	B	$154	C	$(23,368)	D	$290,497
Servicer payables	587,929	—	—		—		—		587,929
Servicing advance liabilities	100,164	—	—		587,920	C	—		688,084
Debt	1,146,249	—	819,070	B	—		—		1,965,319
Mortgage-backed debt	2,072,728	—	—		—		—		2,072,728
HMBS related obligations at fair value	5,874,552	—	—		—		—		5,874,552
Deferred tax liability, net	41,017	—	—		—		—		41,017

Total liabilities	10,083,249	43,075	829,096		588,074		(23,368)		11,520,126

Stockholders’ equity:
Preferred stock									—
Common stock	367	—	—		—		—		367
Additional paid-in capital	561,963	—	—		—		—		561,963
Retained earnings	332,105	448,699	(2,914)	B	(95)	C	(450,571)	D	327,224
Accumulated other comprehensive income	493	—	—		—		—		493

Total stockholders’ equity	894,928	448,699	(2,914)		(95)		(450,571)		890,047

Total liabilities and stockholders’ equity	$10,978,177	$491,774	$826,182		$587,979		$(473,939)		$12,410,173

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except per share data)

	Historical			Pro Forma Adjustments
	Year Ended December 31, 2012		Ten Months Ended October 31, 2012	October 2012 Equity and Convertible Debt Offerings		RMS Acquisition		November 2012 Secured Credit Facility		Incremental Secured Credit Facility		MSR Asset Purchase		ResCap Acquisition		Pro Forma Condensed Combined
	Walter Investment	ResCap (Abbreviated)	RMS
REVENUES:		E	F
Net servicing revenue and fees	$368,509	$13,999	$26,773	$—		$(1,020)	I	$—		$—		$—		$—		$408,261
Interest income on loans	154,351	—	28	—		—		—		—		—		—		154,379
Insurance revenue	73,249	—	—	—		—		—		—		—		—		73,249
Net gains on sales of loans	648	40,818	—	—		—		—		—		—		—		41,466
Other revenues	19,771	90,077	5,397	—		—		—		—		—		—		115,245

Total revenues	616,528	144,894	32,198	—		(1,020)		—		—		—		—		792,600

EXPENSES:
Salaries and benefits	230,107	53,293	20,782	—		—		—		—		—		—		304,182
Interest expense	179,671	—	3,941	(8,077)	G	—		10,958	K	49,689	L	21,838	M	—		258,020
General and administrative	136,236	95,732	22,609	—		(2,801)	H	—		—		—		(197)	H	251,579
Depreciation and amortization	49,267	—	501	—		5,280	I	—		—		—		7,034	N	62,082
Provision for loan losses	13,352	—	1,836	—		(1,836)	J	—		—		—		—		13,352
Other expenses	9,267	—	—	—		—		—		—		—		—		9,267

Total expenses	617,900	149,025	49,669	(8,077)		643		10,958		49,689		21,838		6,837		898,482

OTHER GAINS (LOSSES):
Net fair value gains on reverse loans and related HMBS obligations	7,280	—	20,380	—		9,791	J	—		—		—		—		37,451
Other net fair value gains	7,220	—	—	—		—		—		—		—		—		7,220
Losses on extinguishments	(48,579)	—	—	—		—				—		—		—		(48,579)

Total other gains (losses)	(34,079)	—	20,380	—		9,791		—		—		—		—		(3,908)

Income (loss) before income taxes	(35,451)	(4,131)	2,909	8,077		8,128		(10,958)		(49,689)		(21,838)		(6,837)		(109,790)
Income tax (expense) benefit	13,317	—	(1,311)	(3,069)	O	(3,089)	O	4,164	O	18,882	O	8,299	O	4,168	O	41,361

Net income (loss)	$(22,134)	$(4,131)	$1,598	$5,008		$5,039		$(6,794)		$(30,807)		$(13,539)		$(2,669)		$(68,429)

Weighted average shares outstanding
Basic	30,397			5,580		742										36,719
Diluted (1)	30,397			5,580		742										36,719
Earnings (loss) per share																P
Basic	$(0.73)															$(1.86)
Diluted	(0.73)															(1.86)

(1)	During periods of net loss, diluted loss per share is equal to basic loss per share. Potentially dilutive securities consisting of stock options, totaling 6.9 million for the year ended December 31, 2012, were excluded from the combined per share calculation above because of their antidilutive effect. The shares of common stock issuable upon conversion of the convertible senior subordinated notes may result in dilution to our earnings per share. No dilutive effect was given to an assumed conversion as the shares were antidilutive during the year ended December 31, 2012.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Walter Investment and RMS and the abbreviated financial information of Certain Servicing and Originations Operations of ResCap. The acquisition method of accounting is based on the accounting guidance on business combinations and uses the fair value concepts defined in the accounting guidance on fair value measurements. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the acquisition method of accounting requires that the consideration transferred be measured at the date the acquisition is completed at its then-current market price. Accordingly, the assets acquired and liabilities assumed are recorded as of the acquisition date at their respective fair values and added to those of Walter Investment. The financial statements and reported results of operations of Walter Investment issued after completion of the Acquisitions will reflect these values. Prior periods will not be retroactively restated to reflect the historical financial position or results of operations of RMS or Certain Servicing and Origination Operations of ResCap.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the acquisition of the ResCap net assets, the MSR Asset Purchase, and related financing transactions, and are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items directly attributable to the Acquisitions, the MSR Asset Purchase, and related financing transactions, that are factually supportable and expected to have a continuing impact on Walter Investment. As a result, the unaudited pro forma condensed combined statements of operations exclude acquisition costs and other costs that will not have a continuing impact on Walter Investment, although these items are reflected in the unaudited pro forma condensed combined balance sheet.

The pro forma adjustments reflecting the Acquisitions under the acquisition method of accounting are based on estimates and assumptions. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the Acquisitions and Transactions and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the unaudited pro forma condensed combined financial statements.

Certain amounts in ResCap’s historical balance sheet and RMS’s and ResCap’s historical statements of operations have been conformed to Walter Investment’s presentation. Walter Investment’s historical balance sheet contains a reclassification of $3.9 million between intangible assets, net and servicing rights, net to conform with the December 31, 2012 balance sheet as presented in the Company’s most recently filed interim financial statements in its quarterly report on Form 10-Q as of and for the quarter ended June 30, 2013. Net servicing revenue and fees as presented in Walter Investment’s historical statement of operations includes the amortization of servicing rights, which was previously included in depreciation and amortization.

2. Accounting Policies

ResCap is in the process of being integrated with the Company. This integration includes a review by Walter Investment of ResCap’s accounting policies. As a result of that review, Walter Investment may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Walter Investment is not aware of any differences that would have a material impact on the combined financial statements that have not been adjusted for in the pro forma financial information. Accounting policy differences may be identified after completion of the integration.

3. Purchase Price

The purchase price of the Acquisitions and MSR Asset Purchase are as follows:

RMS Acquisition

On November 1, 2012, the Company acquired all of the outstanding shares of RMS for $95.0 million of cash and 891,265 shares of the Company’s common stock valued at $41.3 million (or $46.39 per share based on the average of the high and low prices of the Company’s shares on November 1, 2012) for total consideration of $136.3 million.

ResCap Net Assets Acquisition

On January 31, 2013, the Company acquired the assets and assumed the liabilities relating to all of ResCap’s Fannie Mae MSRs and related servicer advances, and ResCap’s mortgage originations and capital markets platforms for an adjusted purchase price of $487.2 million. At closing, the ResCap Fannie Mae MSRs were associated with loans totaling $42.3 billion in unpaid principal balance. The Company made cash payments of $15.0 million in the fourth quarter of 2012 and $477.0 million on January 31, 2013, which were partially funded with net proceeds from the October 2012 common stock offering and borrowings from the Company’s incremental secured credit facility.

MSR Asset Purchase

On January 31, 2013, the Company purchased Fannie Mae MSRs from Bank of America, N.A. for total consideration of $495.7 million. At closing, the Fannie Mae MSRs were associated with loans totaling $84.4 billion in unpaid principal balance. As part of the asset purchase agreement, Bank of America, N.A. is to provide subservicing on an interim basis while the loan servicing is transferred in tranches to the Company’s servicing systems. As each tranche is boarded, the Company is also obligated to purchase the related servicer advances associated with the boarded loans. The Company anticipates that all servicing transfers will be completed by December 2013 and Bank of America, N.A. will cease to be the subservicer.

4. Historical Financial Information and Pro Forma Adjustments

A.	Reflects the balances per the historical Statements of Assets to be Acquired and Liabilities Assumed for Certain Servicing & Origination Operations, a component of ResCap, as of December 31, 2012, as reclassified to conform to the Company’s presentation.

B.	In January 2013, the Company entered into an $825 million incremental senior secured credit facility which was used to fund the ResCap net assets acquisition and the MSR Asset Purchase. The issuance discount of $5.9 million includes an original issue discount of 0.5% and capitalized creditor fees of $1.8 million, which are reflected as a reduction from the face value of the $825 million facility and a reduction of cash proceeds received. Additional third party issuance costs of $10.0 million are reflected in payables and accrued liabilities. The third party issuance costs include $5.3 million in costs which have been capitalized under accounting rules for debt modifications and extinguishments. The adjustment to retained earnings of $2.9 million represents third party issuance costs expensed of $4.7 million net of tax benefits of $1.8 million which have been reflected as an increase to receivables, net.

C.	These adjustments reflect entries to record amounts at their fair values. The adjustment reflect fair values associated with the MSR of $495.7 million. The pro forma adjustments also assume the acquisition of related servicer advances which will be purchased as the related loan servicing is transferred to the Company. The related advances are assumed to be $734.9 million, which could change as the related advance balances outstanding fluctuate between the time of the closing of the transaction and the related loan servicing transfer. The Company financed 80% of the related advances through existing servicing advance facilities and the remaining 20% through cash on hand. Total acquisition-related transaction costs estimated to be incurred by Walter Investment are $0.2 million, of which none had been incurred as of December 31, 2012. Estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to payables and accrued liabilities, with the related tax benefits reflected as an increase to receivables, net and the after tax impact presented as a decrease to retained earnings.

D.	These reflect adjustments to historical financial information to record the acquisition of ResCap net assets at fair value assuming the acquisition occurred on December 31, 2012. The Company has performed a preliminary allocation of the purchase price to major assets and liabilities in the accompanying unaudited proforma condensed combined financial statements based on estimates. The final allocation of purchase price may differ materially from the pro forma amounts included herein. The fair value of servicing rights, identified intangible assets and goodwill, and premises and equipment were estimated based on valuations including but not limited to cash flow analysis and related analytical procedures. The valuations consider assumptions that a market participant would consider in valuing the assets, including, but not limited to assumptions for prepayments, credit risk, and discount rates. The detailed estimated preliminary purchase price allocation assuming the ResCap net assets acquisition occurred on December 31, 2012 is as follows:

Amount
Assets:
Servicer and protective advances	$186,241
Servicing rights	242,604
Goodwill	48,966
Intangible assets	8,000
Premises and equipment	18,102

Total assets acquired	$503,913

Liabilities:
Payables and accrued liabilities	16,688

Total liabilities assumed	16,688

Fair value of net assets acquired	$487,225

The total cash paid in January 2013 of $492.0 million is subject to purchase price adjustments during the 120-day period subsequent to the closing date. Any purchase price adjustment is subject to a 60-day review period by the seller. The Company has agreed to extend the seller’s review period until September 30, 2013. The total cash paid in excess of the adjusted purchase price of $4.8 million is refundable to the Company at the end of the adjustment period and is reflected in receivables on the unaudited pro forma condensed combined balance sheet. Total acquisition-related transaction costs estimated to be incurred by Walter Investment are $3.0 million, of which none had been incurred as of December 31, 2012. Estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to payables and accrued liabilities, with the related tax benefits reflected as an increase to receivables, net and the after-tax impact presented as a decrease to retained earnings.

The pro forma adjustment to retained earnings is reconciled as follows:

(in thousands)
Adjustment to net assets
Estimated remaining acquisition-related transaction costs	$(3,019)
Related tax benefit recorded as receivable	1,147

Adjustment to retained earnings for estimated remaining transaction costs	(1,872)
Eliminate historical net assets	(448,699)

Total adjustment to retained earnings	$(450,571)

E.	Reflects the balances per the historical Statements of Revenues and Direct Expenses for Certain Servicing & Origination Operations, a component of ResCap, for the year ended December 31, 2012, as reclassified to conform to the Company’s presentation.

F.	Reflects the balances per the historical consolidated statements of operations of RMS for the ten months ended November 1, 2012, as reclassified to conform to the Company’s presentation.

G.	Reflects the elimination of interest expense associated with the second lien senior secured term loan and the amortization of deferred issue costs and recording of interest on the convertible senior subordinated notes with a 4.50% interest rate. An increase of 0.25% per annum related to the interest rate on the convertible senior subordinated notes would increase pro forma interest expense by approximately $0.2 million for the year ended December 31, 2012.

H.	Total acquisition-related transaction costs estimated to be incurred by the Company are $6.2 million, of which $3.0 million had been incurred as of December 31, 2012 and $3.2 million are remaining to be incurred. Pursuant to the business combination accounting guidance, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to payables and accrued liabilities, with the related tax benefits reflected as an increase to receivables, net and the after-tax impact presented as a decrease to retained earnings. Transaction costs incurred during the year ended December 31, 2012 of $3.0 million are reflected as a reduction to general and administrative expenses within the unaudited pro forma condensed combined statement of operations due to their non-recurring nature.

I.	Reflects the estimated impact on depreciation and amortization for the fair value adjustment for premises and equipment, servicing rights and identified intangible assets using an estimated remaining useful life range of one and a half to ten years.

J.	Reflects the impact of the Company’s policy election to account for RMS’ reverse loans and Home Equity Conversion Mortgage-Backed Securities, or HMBS, related obligations under the fair value option subsequent to the closing of the acquisition. The adjustments necessary to convert to the fair value option include (a) removing the provision for loan losses and (b) recording the changes in fair value of the reverse loans and HMBS related obligations. Future changes in fair value will be recorded in net fair value gains on reverse loans and related HMBS obligations in the consolidated statement of operations.

K.	Reflects the increase in interest expense and the amortization of the associated discount and deferred issuance costs associated with the November 2012 senior secured credit facility refinancing, which raised the principal balance by $275 million and reduced the interest rate by 2.0%. An increase of 0.25% per annum related to the interest rate on the senior secured credit facility would increase pro forma interest expense by approximately $1.8 million for the year ended December 31, 2012.

L.	Reflects the increase in interest expense and the amortization of the associated discount and deferred issuance costs associated with the incremental senior secured credit facility financing, which raised the principal balance by $825 million and increased deferred issuance costs by $5.3 million. An increase of 0.25% per annum related to the interest rate on the senior secured credit facility would increase pro forma interest expense by approximately $2.1 million for the year ended December 31, 2012.

M.	Apart from the increase in interest expense at an estimated interest rate of 3.71% on the associated servicing advance credit facility that is anticipated to be utilized as discussed in pro forma adjustment C, no other adjustments have been made for direct revenue and expense of the MSR Asset Purchase, as historical information required to calculate these adjustments is not available. The rate of 3.71% is based on the Company existing servicing advance facility which allows for borrowings at a base rate of 3.5% plus 1 month LIBOR, which was .2145% at December 31, 2012.

N.	This adjustment reflects the pro forma impact for depreciation and amortization of acquired premises and equipment and intangible assets. The largest portion of the adjustment relates to the amortization of capitalized software, which is being amortized over a weighted average period of 3.0 years.

O.	Reflects the income tax effect of pro forma adjustments calculated at an estimated rate of 38%. The effective rate of the combined company could be significantly different depending on post-acquisition activities of the combined company. The ResCap pro forma adjustment also considers the tax benefit generated by the loss before income taxes, as presented in the ResCap historical column.

P.	Pro forma basic loss per common share has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The convertible senior subordinated notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.

5. Pro Forma Loss Per Share

The following table sets forth the computation of unaudited pro forma basic and diluted loss per share (in thousands, except per share data):

	Year Ended December 31, 2012
	Net Loss	Shares	Per Share Amount
Loss per basic share	$(68,429)	36,719	$(1.86)
Loss per diluted share	(68,429)	36,719	(1.86)

Shares utilized in the calculation of pro forma basic and diluted loss per share are as follows (in thousands):

Year Ended December 31, 2012
Weighed-average shares outstanding, basic	30,397
Incremental weighted-average shares issued in equity offering (1)	5,580
Incremental weighted-average shares issued to the sellers of RMS (1)	742

Total	36,719

Weighted-average shares outstanding, diluted	30,397
Incremental weighted-average shares issued in equity offering (1)	5,580
Incremental weighted-average shares issued to the sellers of RMS (1)	742

Total	36,719

(1)	Represents the incremental weighted-average number of shares that have not already been included in the weighted-average basic and diluted shares number above.

Potentially dilutive securities consisting of stock options and shares issuable upon conversion of convertible senior subordinated notes were excluded from the per share calculation above for the year ended December 31, 2012. During periods of net loss, no effect is given to potentially dilutive securities as their inclusion would be antidilutive. The convertible senior subordinated notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.